Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INNOVATE CORP.

    INNOVATE CORP. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), by its duly authorized officer, does hereby certify that:

1.    The name of the Corporation is INNOVATE Corp.

2.    The amendments set forth herein have been duly adopted by the board of directors and stockholders of the Corporation in accordance with Section 242 of the DGCL.

3.    Clause (a) of Article FOURTH of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 270,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

4.    ARTICLE SIXTH of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“SIXTH: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH (including by merger, consolidation or otherwise) shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring, or any cause of action, suit or claim arising, prior to such repeal or modification.”

    IN WITNESS WHEREOF, this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of June, 2024.

INNOVATE Corp.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer